Exhibit 3.1a
ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090179385-14 Filing Date and Time 02/25/2009 11:45 AM Entity Number C2323-1968

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1. Name of corporation:
CENTEX CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF JUNIOR PARTICIPATING PREFERRED STOCK, SERIES D
of
CENTEX CORPORATION

Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the said Corporation, the Executive Committee of said Board of Directors effective February 24, 2009, adopted the following resolution creating a series of 250,000 shares of Preferred Stock designated as Junior Participating Preferred Stock, Series D:
[THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF JUNIOR PREFERRED STOCK, SERIES D IS SET FORTH IN ITS ENTIRETY ON THE ATTACHED 5 PAGES]

3. Effective date of filing: (optional)
(must be not later than 90 days after the certificate is filed)

4. Signature: (required)

X  /s/ Brian J. Woram
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 7-1-08

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF JUNIOR PARTICIPATING PREFERRED STOCK, SERIES D
of
CENTEX CORPORATION

Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the said Corporation, the Executive Committee of said Board of Directors effective February 24, 2009, adopted the following resolution creating a series of 250,000 shares of Preferred Stock designated as Junior Participating Preferred Stock, Series D:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation (as hereafter amended or supplemented, the "Articles of Incorporation"), a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.    Designation and Amount.     The shares of such series shall be designated as "Junior Participating Preferred Stock, Series D", par value $.25 per share (the "Series D Preferred Stock"), and the number of shares constituting such series shall be 250,000.

Section 2.    Dividends and Distributions.

(a)           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the 1st day of January, April, July and September in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable-in-kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.25 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock.  In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.    Voting Rights.     The holders of shares of Series D Preferred Stock shall have the following voting rights:

(a)           Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)           Except as set forth herein, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.    Certain Restrictions.

(a)           Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(ii)           declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock;

(iv)           purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.    Reacquired Shares.     Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.    Liquidation, Dissolution or Winding Up.     Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.    Consolidation, Merger, etc.     In case the Corporation shall enter into any consolidation, merger, combination, conversion, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, a member’s interest, a partnership interest, a beneficial interest in a trust or other owner’s interest, or securities, cash and/or any other property, then in any such case the shares of Series D Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, member’s interest, partnership interest, beneficial interest in a trust or other owner’s interest, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.    No Redemption; No Sinking Fund.

(a)           The shares of Series D Preferred Stock shall not be redeemable.

(b)           The shares of Series D Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 9.    Ranking.     The Series D Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.    Amendment.     The Articles of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series D Preferred Stock, voting separately as a class.

Section 11.    Fractional Shares.     Series D Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Preferred Stock.